Exhibit 99.1
August 9, 2010
Dear Shareholder:
The second quarter of 2010 reflected excellent growth and profitability for The National Bank of Indianapolis Corporation. We are pleased to report that total assets at your Corporation were $1,293 million at June 30, 2010 compared to $1,203 million a year ago — an increase of $90 million or 7%.
Also in the second quarter of 2010, your Corporation earned $836,000 or $0.35 per fully diluted share compared to $79,000 or $0.03 per fully diluted share in the second quarter of 2009. Book value per share at June 30, 2010 equaled $32.78.
Results for the second quarter of 2010 included a provision for loan losses of $1,234,000 compared to our second quarter net charge-offs of $470,000. Loan charge-offs in the second quarter were limited to a small number of borrowers that were affected by the general decline in the economy. In addition to covering net charge-offs, the increased provision for loan losses served to build the reserve for loan losses to over $15,500,000. We believe this is prudent in light of continued weakness in the economy.
Results for the second quarter also included over $500,000 in FDIC insurance costs as the FDIC continues to heavily assess all banks to replenish the FDIC insurance fund.
Our second quarter performance was impacted by our loan portfolio and our deposit base. Loans declined $16 million or 1.8% from June 30, 2009. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits showed growth of $80 million or 7.8% from June 30, 2009 despite strong competition. In the second quarter, the Bank attracted hundreds of new deposit accounts.
Fee income was an important factor in our second quarter results. For the second quarter of 2010, the Bank generated fees in excess of $3,307,000. Although down 7% overall from 2009, several categories of fees performed well. The Wealth Management Division provided meaningful contributions to total fee income. At June 30, 2010, assets under administration in our Wealth Management Division totaled $1,245 million and fees increased 10% over last year. While residential mortgage banking income was below last year’s high level, mortgage fees totaled $268,000 as clients continued to take advantage of lower interest rates and tax credits. Finally, interchange income grew 29% as the economic recovery produced an increased level of retail sales and commerce.

On July 21, the president signed into law the most sweeping overhaul of the financial services industry since the Great Depression. The complex legislation comprised over 2,300 pages of changes and reforms, ranging from orderly liquidation of failing firms to consumer protections to deposit insurance limits. Two years in the making and actively contested at nearly every step, the controversial legislation promises to alter the financial services industry in numerous ways. Due to its size and complexity, we along with nearly every other financial institution, are still trying to digest the contents of the Act. It will be sometime before we know the full impact of the new legislation on The National Bank of Indianapolis.
In summary, we believe that The National Bank of Indianapolis Corporation is well-positioned to meet the many challenges of 2010. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

SECOND QUARTER 2010 HIGHLIGHTS
Selected Balance Sheet Information

	June 30, 2010	June 30, 2009	Dec. 31, 2009
(in thousands)	(unaudited)	(unaudited)	(final)
Total Assets	$1,292,720	$1,202,858	$1,233,630
Loans	888,920	904,843	864,722
Reserve for Loan Losses	(15,523)	(14,077)	(13,716)
Investment Securities	171,767	134,052	162,218
Total Deposits	1,107,201	1,027,394	1,052,065
Shareholders’ Equity	75,905	73,034	73,031
Selected Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Net Interest Income	$9,370	$8,961	$18,591	$17,469
Provision for Loan Losses	1,234	2,650	2,469	3,900
Non-Interest Income	3,307	3,569	6,240	6,572
Non-Interest Expense	10,464	10,060	20,686	19,270
Pretax Income	979	(180)	1,676	871
Net Income	836	79	1,458	924
Selected Per Share Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Basic Earnings per share	$0.36	$0.03	$0.63	$0.40
Diluted Earnings per share	$0.35	$0.03	$0.62	$0.40
Book Value per Share	$32.78	$31.70	$32.78	$31.70